Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

GIFTIFY, INC.,

TAKEOUT7 ACQUISITION CORP.

and

TAKEOUT7 INC.

Dated as of May 30, 2025

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 30, 2025, among Giftify, Inc., a Delaware corporation (“Giftify”), TakeOut7 Acquisition Corp., a Delaware corporation (“Merger Sub”), TakeOut7 Inc., a Delaware corporation (“TakeOut7 “ or the “Company”), and Anurag Ahuja, solely in his capacity as Stockholder Representative (the “Stockholder Representative”). Giftify, Merger Sub, and TakeOut7 are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. TakeOut 7 provides a digital marketing platform for restaurants.

B. Giftify, through its Restaurant.com subsidiary, is a pioneer in the restaurant deal space and the nation’s largest restaurant-focused digital deals brand and operates online websites that sell discounted restaurant coupons, travel and vacation packages and other merchandise across a wide range of product categories, and through its subsidiary, CardCash Exchange, Inc., buys merchant gift cards from the general public and distributors at a discount and then resells them at a markup.

C. The Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”).

D. The board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the DGCL.

E. Following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL.

F. The respective boards of directors of Giftify and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Giftify, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

G. Certain capitalized terms used but not defined herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

MERGER

1.1 Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Giftify and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Giftify in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.3 Effect of the Merger. The Merger shall have the effects as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, (a) the Certificate of Incorporation and Bylaws of Merger Sub, in each case as in effect immediately prior to the Effective Time, and each as set forth in Exhibit A and Exhibit B, respectively, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

1.5 Directors and Officers. From and after the Effective Time, (a) the members of the board of directors of Giftify shall be Ketan Thakker, Paul Danner, Kevin Harrington and M. Scot Wingo, and (b) the officers of Giftify shall be Ketan Thakker (Chief Executive Officer), Steve Handy (Chief Financial Officer), and Balazs Wallisch (Chief Technology Officer), each to hold office in accordance with the Certificate of Incorporation and Bylaws of Giftify until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. From and after the Effective Time, Ketan Thakker shall be the sole member of the board of directors of the Surviving Corporation and its only officer serving in the role of Chief Executive Officer and Chief Financial Officer, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his successor is duly elected or appointed and qualified or his earlier death, resignation or removal.

1.6 Fractional Shares. In lieu of each fractional share of Giftify Common Stock issuable to any Person hereunder, Giftify shall round up such fractional share to the next whole share.

1.7 Effect of Merger. At the Closing, by virtue of the Merger and without any action on the part of any Party or the holders of any TakeOut7 Securities or the holders of any shares of capital stock of Giftify:

1.7.1 Common Stock. All shares of TakeOut7 Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) will automatically be cancelled and cease to exist in exchange for the right to receive the Closing Merger Consideration, with each TakeOut7 Common Stockholder being entitled to receive its portion of the Closing Merger Consideration, without interest. As of the Effective Time, each TakeOut7 Common Stockholder shall cease to have any other rights in and to TakeOut7 or the Surviving Corporation (other than (i) to receive any dividend or other distribution with respect to such TakeOut7 Common Stock with a record date occurring prior to the Effective Time, if applicable, and (ii) to receive the Closing Merger Consideration). All shares of TakeOut7 Common Stock that are owned by Giftify, Merger Sub or TakeOut7 (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.7.2 Options. At the Effective Time, each Option that is unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Giftify, Merger Sub, TakeOut7, the Optionholder or any other Person, terminated and cancelled for no consideration, and each Optionholder shall cease to have any rights with respect thereto. At or prior to the Effective Time, TakeOut7 and its board of directors shall adopt any resolutions and take any actions necessary to effectuate the provisions of this Section 1.7.2 and cause TakeOut7’s 2018 Stock Incentive Plan to terminate at or prior to the Effective Time.

1.7.3 TakeOut7 Convertible Securities. Each TakeOut7 Convertible Security, if not exercised, converted, redeemed, canceled or terminated prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of TakeOut7 Common Stock.

1.8 Surrender and Payment.

1.8.1 At the Effective Time, all Shares and all Options outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any Shares (each, a “Certificate”) and each holder of record of any Options shall cease to have any rights as a stockholder of the Company or a holder of Options, as applicable.

1.8.2 As promptly as practicable following the date hereof and in any event not later than five (5) Business Days thereafter, the Stockholder Representative shall deliver to each holder of TakeOut7 Common Stock instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Closing Merger Consideration pursuant to Section 1.7.1. The Stockholder Representative shall, no later than the later of (a) the Closing Date and (b) five (5) Business Days after receipt of a Certificate, deliver (or cause to be delivered) to the holder of such Certificate the applicable portion of the Closing Merger Consideration pursuant to Section 1.7.1 and the Proceeds Allocation Document with respect to such Certificate so surrendered and the Certificate shall forthwith be canceled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any portion of the Closing Merger Consideration deliverable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Closing Merger Consideration as provided in Section 1.7.1 and the Proceeds Allocation Document. If after the Effective Time, any Certificate is presented to the Stockholder Representative, it shall be cancelled and exchanged as provided in this Section 1.8.2.

1.8.3 Any portion of the Closing Merger Consideration that remains unclaimed by the TakeOut7 Stockholders two (2) months after the Effective Time shall be returned to Giftify, upon demand, and any such TakeOut7 Stockholder who has not exchanged Certificates for the Closing Merger Consideration in accordance with this Section 1.8.3 prior to that time shall thereafter look only to Giftify for payment of the Closing Merger Consideration. Notwithstanding the foregoing, Giftify shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by TakeOut7 Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Giftify free and clear of any claims or interest of any Person previously entitled thereto.

1.8.4 Giftify shall pay, or cause the Surviving Corporation to pay, all charges and expenses, including those of the Stockholder Representative, in connection with the exchange of TakeOut7 Common Stock for the Closing Merger Consideration.

1.9 No Further Ownership Rights in TakeOut7 Stock. All Closing Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of TakeOut7 Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Closing Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I and elsewhere in this Agreement.

1.10 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Giftify shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Purchase Price, the Closing Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Stockholder Representative shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Closing Merger Consideration to be delivered in respect of the Shares formerly represented by such Certificate as contemplated under this Article I.

Article II

CLOSING

2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of CM Law PLLC, 1701 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006, no later than the second (2nd) Business Day after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at 10:00 a.m. Eastern time, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other date, time or place as Giftify and TakeOut7 may agree in writing (the date on which the Closing takes place being the “Closing Date”). The Parties need not be physically present at the Closing and may participate telephonically.

Article III

REPRESENTATIONS AND WARRANTIES OF Giftify AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Giftify to TakeOut7 on the date hereof (the “Giftify Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Giftify and Merger Sub represent and warrant to TakeOut7, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Standing. Each of Giftify and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Giftify and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of Giftify and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Each of Giftify and Merger Sub has heretofore made available to TakeOut7 accurate and complete copies of its Organizational Documents as currently in effect. Neither Giftify nor Merger Sub is in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. Each of Giftify and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and certificates contemplated hereby to which such Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Giftify and Merger Sub of this Agreement and the other agreements, instruments and certificates contemplated hereby to which such Party is a party and the consummation by Giftify and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Giftify and Merger Sub (including, without limitation, by the boards of directors of Giftify and Merger Sub), and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement or any other agreements, instruments or certificates contemplated hereby to which such Party is a party, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Giftify and Merger Sub, and, assuming the due authorization, execution and delivery by TakeOut7 of this Agreement, this Agreement constitutes a legal, valid and binding obligation of Giftify and Merger Sub, enforceable against Giftify and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). When each other agreement, instrument or certificate contemplated hereby to which Giftify or Merger Sub is or will be a party has been duly executed by Giftify and/or Merger Sub, as applicable, assuming the due authorization, execution and delivery by each other party thereto, such other agreement, instrument or certificate will constitute a legal, valid and binding obligation of Giftify and/or Merger Sub, as applicable, enforceable against Giftify and/or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of either Giftify or Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by either Giftify or Merger Sub of this Agreement or the other agreements, instruments and certificates contemplated hereby to which such Party is a party, or the consummation by either Giftify or Merger Sub of the transactions contemplated hereby or thereby, other than (a) such filings as explicitly contemplated by this Agreement and set forth on the Giftify Disclosure Schedules (including, without limitation, any filings required with FINRA or the SEC with respect to the transactions contemplated by this Agreement, applicable requirements, if any, of the Securities Act and/or the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder), and (b) where the failure to obtain or make such Consents or to make such filings or notifications would not have a Material Adverse Effect on the ability of Giftify or Merger Sub to consummate the transactions contemplated hereby and thereby.

3.4 Non-Contravention. The execution, delivery and performance by Giftify and Merger Sub of this Agreement and the other agreements, instruments and certificates contemplated hereby to which Giftify and/or Merger Sub is a party, the consummation by Giftify and Merger Sub of the transactions contemplated hereby and thereby, and compliance by Giftify and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with, breach or violate any provision of Giftify’s or Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, conflict with, breach or violate any Law, Order or Consent applicable to Giftify, Merger Sub, or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Giftify or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Giftify or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Giftify Material Contract, except in the cases of the foregoing clauses (b) or (c), where the violation, breach, conflict, default, termination, withdrawal, suspension, cancellation, modification, acceleration, obligation, or failure that would not have a Material Adverse Effect on the ability of Giftify or Merger Sub to consummate the transactions contemplated hereby and thereby.

3.5 Capitalization.

(a) Giftify is authorized to issue (i) 750,000,000 shares of Giftify Common Stock and (ii) 10,000,000 shares of Giftify Preferred Stock. The issued and outstanding shares of Giftify Common Stock as of the date of this Agreement are set forth on Schedule 3.5(a). There are no outstanding shares of Giftify Preferred Stock. All issued and outstanding shares of Giftify Common Stock are, and all shares which may be issued pursuant to the exercise of options, when issued in accordance with the applicable security, will be, (A) duly authorized, validly issued, fully paid and non-assessable, (B) not subject to or issued in violation of any purchase, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Giftify Organizational Documents, or any Contract to which Giftify is a party, and (C) free of any Liens created by Giftify in respect thereof. All of the issued and outstanding shares of Giftify Common Stock and options have been issued in compliance with applicable securities Laws.

(b) Except as set forth on Schedule 3.5(b), there are no (i) outstanding or authorized options, warrants, puts, calls, convertible securities, preemptive or similar rights, agreements, arrangements or commitments of any character relating to the capital stock of Giftify, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement), (A) relating to the issued or unissued shares of Giftify capital stock or (B) obligating Giftify to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any shares or securities convertible into or exchangeable for such shares, or (C) obligating Giftify to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares of capital stock. There are no outstanding obligations of Giftify to repurchase, redeem or otherwise acquire any shares of Giftify capital stock or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of Giftify capital stock.

3.6 Indebtedness. Except as set forth on Schedule 3.6, neither Giftify nor Merger Sub has any Indebtedness, and immediately prior to the Closing neither Giftify nor Merger Sub will have any Indebtedness.

3.7 SEC Filings and Financials.

(a) Giftify has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Giftify with the SEC, The Nasdaq Capital Market, or any other Governmental Authority pursuant to applicable Law, together with any amendments, restatements or supplements thereto (collectively, the “Reports”), and will file all such Reports required to be filed subsequent to the date of this Agreement. The Reports (x) have been and will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and all other applicable Law, and (y) will not, as of their respective effective dates (in the case of Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC or The Nasdaq Capital Market or other Governmental Authority (in the case of all other Reports), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in or to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Copies of Giftify’s audited financial statements consisting of the balance sheet of Giftify as at December 31 in each of the years 2024 and 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Giftify Financials”), unaudited financial statements consisting of the balance sheet of Giftify as at March 31 in each of the years 2025 and 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period then ended (the “Interim Giftify Financials”), and notes contained or incorporated by reference in the Reports filed by Giftify with the SEC and the OTC Markets for (x) the fiscal years ended December 31, 2024, and December 31, 2023, and (y) the three-month periods ended March 31, 2025 and March 31, 2024 (the “Public Giftify Financials” and, together with the Audited Giftify Financials and the Interim Giftify Financials, the “Giftify Financials”) have been delivered to TakeOut7 . The Giftify Financials fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Giftify at the respective dates of and for the periods referred to in such Giftify Financials, all in accordance with (i) GAAP in effect as of the respective dates thereof applied on a consistent basis throughout the periods involved (except, in the case of the Interim Giftify Financials, subject to normal and recurring year-end audit adjustments (none of which are material individually or in the aggregate), and the absence of footnotes, none of which, if presented, would materially differ from those in the most recent Audited Giftify Financials), and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act and all other applicable Law in effect as of the respective dates thereof, as applicable.

(c) Except as otherwise disclosed on Schedule 3.7, neither Giftify nor Merger Sub has any Liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that are not adequately reflected or reserved against on the balance sheet included in the Audited Giftify Financials as at December 31, 2024 or the notes thereto, other than Liabilities incurred in the ordinary course of business since December 31, 2023.

3.8 Compliance with Laws. Each of Giftify and Merger Sub is, and, except as set forth in the Legacy Filings, has since January 1, 2019 (or, in the case of Merger Sub, since the date of its incorporation) been, in compliance with all Laws applicable to it or the conduct of its business, properties or assets, except for such noncompliance which would not have a Material Adverse Effect on Giftify or Merger Sub, as applicable, and, except as set forth in the Legacy Filings, neither Giftify nor Merger Sub has received since January 1, 2019 (or, in the case of Merger Sub, since the date of its incorporation), written notice alleging any violation of applicable Law in any material respect by Giftify or Merger Sub, as applicable.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Giftify, threatened Action against or by Giftify or Merger Sub to which Giftify or Merger Sub is subject or affecting any of the properties or assets of Giftify or Merger Sub (or by or against any Affiliate thereof and relating to Giftify or Merger Sub) which, if determined adversely to Giftify or Merger Sub (or to any Affiliate thereof), would result in a Material Adverse Effect on Giftify or Merger Sub. There is no material Action that Giftify or Merger Sub has pending against any other Person. Neither Giftify or Merger Sub is subject to or affected by any outstanding Orders of any Governmental Authority, nor are any such Orders pending. There are no unsatisfied judgments, penalties or awards affecting Giftify or Merger Sub or any of their respective properties or assets which would have a Material Adverse Effect. Each of Giftify and Merger Sub holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which Permits are valid and in full force and effect, except where the failure to hold such Permit or for such Permit to be valid or in full force and effect would not have a Material Adverse Effect on Giftify or Merger Sub, as applicable.

3.10 Taxes and Returns.

(a) Giftify has or will have timely filed, or caused to be timely filed (subject to filing extensions), all material Tax Returns required to be filed by it for the tax years 2019 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Giftify Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Giftify in respect of any Tax, and Giftify has not been notified in writing of any proposed Tax claims or assessments against Giftify (other than, in each case, claims or assessments for which adequate reserves in the Giftify Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Giftify’s assets, other than Permitted Liens. Giftify has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Giftify for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since January 1, 2019, except as set forth in the Legacy Filings, Giftify has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 3.11, neither Giftify nor Merger Sub (a) has any employees or independent contractors or (b) maintains or has maintained, sponsors or has sponsored, contributes to or has contributed to, or otherwise has or has had any Liability under, any Benefit Plans. Neither Giftify nor Merger Sub is a party to, or bound by, any collective bargaining or other agreement with a labor organization. There has not been, nor, to Giftify’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Giftify or Merger Sub. Each of Giftify and Merger Sub is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Giftify or Merger Sub, as applicable. There are no actions, suits, claims, investigations or other legal proceedings against Giftify or Merger Sub pending, or to Giftify’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of Giftify or Merger Sub, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

3.12 Properties. Except as set forth on Schedule 3.12, neither Giftify nor Merger Sub owns, licenses or otherwise has any right, title or interest in any Intellectual Property. Neither Giftify nor Merger Sub owns or leases any real property or Personal Property. To Giftify’s Knowledge, the conduct of the business of Giftify and Merger Sub as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person.

3.13 Material Contracts. Except as set forth on Schedule 3.13, other than this Agreement, there are no Contracts to which either Giftify or Merger Sub is a party or by which any of their properties or assets are or may be bound, subject or affected, which (i) creates or imposes a Liability, or involves aggregate consideration, greater than $10,000, (ii) may not be cancelled by Giftify on less than sixty (60) days’ prior notice without payment of a penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Giftify as its business is currently conducted, any acquisition of material property by Giftify, or the ability of Giftify from engaging in business as currently conducted by it or from competing with any other Person, (iv) relates to the sale of any of Giftify’s assets, other than in the ordinary course of business, (v) relates to the acquisition of any business, a material amount of stock or assets of any other Person, or any real property, (vi) relates to Indebtedness (including, without limitation, guarantees) of Giftify (except for agreements relating to trade payables), or (vii) are between Giftify and any Affiliate of Giftify (each, an “Giftify Material Contract”). All Giftify Material Contracts have been listed on Schedule 3.13. Neither Giftify nor Merger Sub is in breach of, or default under, any Giftify Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect on Giftify or Merger Sub.

3.14 Transactions with Affiliates. Except as set forth on Schedule 3.14, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Giftify and any (a) present or former director, officer, employee or Affiliate of Giftify, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Giftify’s outstanding capital stock as of the date hereof.

3.15 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.16 No Subsidiaries. Except as set forth on Schedule 3.16, neither Giftify (except for Merger Sub) nor Merger Sub owns, of record or beneficially, or controls any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

3.17 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from January 1, 2025 until the date of this Agreement, (a) Giftify has conducted its business only in the ordinary course of business in all material respects, (b) there has not been, with respect to Giftify, any event, occurrence or development that has had a Material Adverse Effect on Giftify, and (c) Giftify has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 if such action were taken on or after the date hereof without the consent of TakeOut7 .

3.18 Finders and Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Giftify or any of its Affiliates.

3.19 Transaction Consideration. All shares of Giftify Common Stock to be issued and delivered to the TakeOut7 and any other Persons in connection with the Transactions shall be, upon issuance and delivery of such shares of Giftify Common Stock, validly issued, fully paid and non-assessable, and free and clear of all Liens, other than restrictions arising from applicable securities Laws, and the issuance and sale of such Giftify Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal. All such shares of Giftify Common Stock will have been issued in accordance with all applicable Laws.

3.20 Internal Controls; Disclosure Controls and Procedures.

(a) Giftify and each of its Subsidiaries have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Giftify and its Subsidiaries; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Giftify and its Subsidiaries are being made only in accordance with appropriate authorizations of Giftify’s management and board of directors; and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Giftify and its Subsidiaries.

(b) Giftify’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Giftify in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Giftify’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Giftify required under the Exchange Act with respect to such reports. Neither Giftify nor, to Giftify’s Knowledge, Giftify’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Giftify and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Giftify’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Giftify and its Subsidiaries.

3.21 Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Giftify (or each former principal executive officer and each former principal financial officer of Giftify, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to documents filed by Giftify with the SEC, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Giftify is in compliance with all other applicable provisions of the Sarbanes-Oxley Act.

3.22 Nasdaq Listing Eligibility. As of the Closing Date, Giftify shall be in compliance with all of the applicable listing and corporate governance rules of The Nasdaq Capital Market.

3.23 OTC and Nasdaq Listing Eligibility. Giftify is, and has been at all times since its initial listing on the OTC Markets (including, to Giftify’s Knowledge, at all times prior to November 5, 2018), in compliance with all of the applicable listing and corporate governance rules of the OTC Markets and since August 6, 2024, The Nasdaq Capital Market.

3.24 Independent Investigation. Giftify and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of TakeOut7 and each of Giftify and Merger Sub acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of TakeOut7 for such purpose. Each of Giftify and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other agreements, instruments and certificates contemplated hereby to which such Party is a party and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of TakeOut7 set forth in Article IV (including the related portions of the TakeOut7 Disclosure Schedules); and (b) neither TakeOut7 nor any other Person has made any representation or warranty as to TakeOut7 , this Agreement, or any other agreement, instrument or certificate contemplated hereby, except as expressly set forth in Article IV (including the related portions of the TakeOut7 Disclosure Schedules).

3.25 No Other Representations and Warranties. Except for the representations and warranties of Giftify and Merger Sub expressly set forth in this Article III (including the related portions of the Giftify Disclosure Schedules), TakeOut7 acknowledges and agrees that (a) none of Giftify or any of its respective Affiliates is making and none of them has made any representations or warranties, express or implied, relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and (b) no person has been authorized by Giftify or any of its Affiliates to make any representation or warranty relating to Giftify or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger.

Article IV

REPRESENTATIONS AND WARRANTIES OF TAKEOUT7

Except as set forth in the disclosure schedules delivered by TakeOut7 to Giftify on the date hereof (the “TakeOut7 Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, TakeOut7 hereby represents and warrants to Giftify, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Standing. TakeOut7 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. TakeOut7 is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. TakeOut7 has heretofore made available to Giftify accurate and complete copies of the Organizational Documents of TakeOut7 as currently in effect. TakeOut7 is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. TakeOut7 has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and certificates contemplated hereby to which TakeOut7 is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by TakeOut7 of this Agreement and the other agreements, instruments and certificates contemplated hereby to which TakeOut7 is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by all requisite corporate action on the part of TakeOut7 (including, without limitation, by the board of directors of TakeOut7), and (b) except for the approval by a vote of not less than a majority of the TakeOut7 Stockholders (the “Requisite Company Vote”) at or prior to the Closing, no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement or any other agreements, instruments or certificates contemplated hereby to which TakeOut7 is a party, or to consummate the transactions contemplated hereby or thereby. This Agreement has been, duly and validly executed and delivered by TakeOut7, and, assuming the due authorization, execution and delivery by Giftify and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of TakeOut7, enforceable against TakeOut7 in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. When each other agreement, instrument or certificate contemplated hereby to which TakeOut7 is or will be a party has been duly executed by TakeOut7, assuming the due authorization, execution and delivery by each other party thereto, such other agreement, instrument or certificate will constitute a legal, valid and binding obligation of TakeOut7, enforceable against TakeOut7 in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The board of directors of TakeOut7, by unanimous resolution, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the TakeOut7 Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the TakeOut7 Stockholders for adoption, and (iv) resolved to recommend that the TakeOut7 Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the TakeOut7 Stockholders.

4.3 Subsidiaries. TakeOut7 does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of TakeOut7 is required to be obtained or made in connection with the execution, delivery or performance by TakeOut7 of this Agreement or the other agreements, instruments and certificates contemplated hereby to which TakeOut7 is a party, or the consummation by TakeOut7 of the transactions contemplated hereby or thereby, other than (a) such filings as explicitly contemplated by this Agreement and set forth on Schedule 4.4 (including, without limitation, any filings required by federal and state securities Laws and regulations), and (b) where the failure to obtain or make such Consents or to make such filings or notifications would not have a Material Adverse Effect on the ability of TakeOut7 to consummate the transactions contemplated hereby and thereby.

4.5 Non-Contravention. Except as set forth on Schedule 4.5, the execution, delivery and performance by TakeOut7 of this Agreement and the other agreements, instruments and certificates contemplated hereby to which TakeOut7 is a party, the consummation by TakeOut7 of the transactions contemplated hereby and thereby, and compliance by TakeOut7 with any of the provisions hereof and thereof, do not and will not (a) conflict with, breach or violate any provision of TakeOut7’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.4 hereof, conflict with, breach or violate any Law, OGiftifyr or Consent applicable to TakeOut7 or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by TakeOut7 under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of TakeOut7 under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any TakeOut7 Material Contract, except in the cases of the foregoing clauses (b) or (c), where the violation, breach, conflict, default, termination, withdrawal, suspension, cancellation, modification, acceleration, obligation, or failure that would not have a Material Adverse Effect on the ability of TakeOut7 to consummate the transactions contemplated hereby and thereby.

4.6 Financial Statements. Copies of TakeOut7’s (a) unaudited financial statements consisting of the unaudited balance sheet of TakeOut7 as of December 31, 2024 and 2023, and the related unaudited income statements, changes in stockholder equity and statements of cash flows for the years then ended (the “TakeOut7 UnAudited Financials”), and (b) the unaudited financial statements for the three months ended March 31, 2025 (collectively, the the “TakeOut7 Financials”) have been provided to Giftify. The TakeOut7 Financials (i) accurately reflect the books and records of TakeOut7 in all material respects as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP in effect as of the respective dates thereof, consistently applied throughout the periods involved, and (iii) fairly present in all material respects the financial condition of TakeOut7 as of the respective dates thereof and the results of the operations and cash flows of TakeOut7 for the periods indicated. TakeOut7 has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

4.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from January 1, 2024, until the date of this Agreement, (a) TakeOut7 has conducted its business only in the ordinary course of business in all material respects, (b) there has not been, with respect to TakeOut7, any event, occurrence or development that has had a Material Adverse Effect on TakeOut7, and (c) TakeOut7 has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of Giftify.

4.8 Compliance with Laws. Except as set forth on Schddule 4.8, TakeOut7 is in cempliance with all Laws applicable to it or the conduct of its business, properties or assets, except for such noncompliance which would not have a Material Adverse Effect on TakeOut7, and TakeOut7 has not received, since January 1, 2019, any written notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it or any of its properties, assets, or business or operations is bound.

4.9 Litigation. Except as set forth on Schedule 4.9, there is no (a) Action of any nature pending or, to TakeOut7 ‘s Knowledge, threatened, or (b) order pending now or rendered by a Governmental Authority, in either case of (a) or (b), by or against TakeOut7, in each case, to which TakeOut7 is subject or affecting any of the properties or assets of TakeOut7 which, if determined adversely to TakeOut7, would result in a Material Adverse Effect on TakeOut7.

4.10 Material Contracts. Except as set forth on Schedule 4.10, other than this Agreement, TakeOut7 has not received written notice of breach of any Contract to which TakeOut7 is a party or by which any of its properties or assets are bound, subject or affected, which (a) creates or imposes a Liability, or involves aggregate consideration, greater than $10,000, (b) may not be cancelled by TakeOut7 on less than sixty (60) days’ prior notice without payment of a penalty or termination fee, (c) prohibits, prevents, or restricts or impairs in any material respect any business practice of TakeOut7 as its business is currently conducted, any acquisition of material property by TakeOut7, or the ability of TakeOut7 from engaging in business as currently conducted by it or from competing or from competing with any other Person, (d) relates to the sale of any of TakeOut7’s assets, other than in the ordinary course of business, (e) relates to the acquisition of any business, a material amount of stock or assets of any other Person, or any real property, (f) relates to Indebtedness (including, without limitation, guarantees) of TakeOut7 (except for agreements relating to trade payables), or (g) are between TakeOut7 and any Affiliate of TakeOut7 (each, a “TakeOut7 Material Contract”).

4.11 Taxes and Returns. TakeOut7 has or will have timely filed, or caused to be timely filed all material Tax Returns required to be filed by it for the tax years 2019 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the TakeOut7 Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against TakeOut7 in respect of any Tax, and TakeOut7 has not been notified in writing of any proposed Tax claims or assessments against TakeOut7 (other than, in each case, claims or assessments for which adequate reserves in the TakeOut7 Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of TakeOut7’s assets, other than Permitted Liens. TakeOut7 has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by TakeOut7 for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

4.12 Title to Assets. TakeOut7 has good and valid title to, or a valid leasehold interest in or right to use, all of its tangible personal property and other assets reflected in the TakeOut7 Unaudited Financials, other than properties and assets sold or otherwise disposed of in the ordinary course of business since December 31, 2023, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the TakeOut7 Financials and (d) Liens set forth on Schedule 4.12.

4.13 Insurance. Schedule 4.13 sets forth a list, as of the date hereof, of all material insurance policies maintained by TakeOut7 or with respect to which TakeOut7 is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect on the date of this Agreement; all premiums due on such Insurance Policies have been fully paid; and no written notice of cancellation or termination has been received by TakeOut7 with respect to any such Insurance Policy, except, in each case, as would not have a Material Adverse Effect on TakeOut7.

4.14 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of TakeOut7 or any of its Affiliates.

4.15 No Other Representations and Warranties. Except for the representations and warranties of TakeOut7 expressly set forth in this Article IV (including the related portions of the TakeOut7 Disclosure Schedules), Giftify and Merger Sub acknowledge and agree that (a) neither TakeOut7 nor any other Person has made or makes any other express or implied representations or warranties, express or implied, written or oral, on behalf of TakeOut7, including any representation or warranty as to the accuracy or completeness of any information regarding TakeOut7 furnished or made available to Giftify and its Representatives (including any information, documents or material, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, future revenue, profitability or success of TakeOut7, or any representation or warranty arising from statute or otherwise in law, and (b) no person has been authorized by TakeOut7 or any of its Affiliates to make any representation or warranty relating to TakeOut7 or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger.

Article V

COVENANTS

5.1 Access and Information. From the date hereof until the Closing, each of TakeOut7, on one hand, and Giftify and Merger Sub, on the other hand, shall (a) give, and shall direct its or their Representatives to give, the other Party and its or their Representatives, at reasonable times during normal business hours, upon reasonable intervals and notice, and under the supervision of the providing Party’s personnel, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to such Party or its Subsidiaries, as the other Party or its Representatives may reasonably request regarding such Party, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)), and (b) reasonably cooperate with, and instruct the Representatives of such Party to reasonably cooperate with, the other Party and its Representatives in their investigation; provided, however, that each Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to disclose any information to the other Party if such disclosure would, in the disclosing Party’s sole discretion: (i) cause significant competitive harm to the disclosing Party and its business if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of TakeOut7, which may be withheld for any reason, Giftify and Merger Sub shall not contact any suppliers to, or customers of, TakeOut7.

5.2 Conduct of Business of TakeOut7. From the date hereof until the Closing, unless Giftify shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), and except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, TakeOut7 shall (i) use commercially reasonable efforts to conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to TakeOut7 and its business, assets and employees, and (iii) use commercially reasonable efforts to take all commercially reasonable measures necessary to preserve intact, in all material respects, its business and organization, and to preserve its relationships with its directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case in all material respects.

5.3 Conduct of Business of Giftify. From the date hereof until the Closing, unless TakeOut7 shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), and except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, Giftify shall (i) use commercially reasonable efforts to conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to Giftify and Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts to take all commercially reasonable measures necessary to preserve intact, in all material respects, their respective businesses and organizations, and to preserve their respective relationships with their respective directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, in each case in all material respects.

5.4 Giftify Reports. Giftify shall duly file with the SEC, The Nasdaq Capital Markets, and/or any other Governmental Authority, and deliver to TakeOut7, as promptly as practicable and in any event within 10 days after the date hereof, copies of all of its required Reports in connection with the Transactions, prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder. For the avoidance of doubt, Giftify shall promptly, at its expense, prepare for submission to the SEC a Form 8-K with respect to the Transactions. TakeOut7 shall have the right to review any such Reports and filings required and described in this Section 5.4 prior to filing, and Giftify shall reasonably consider in good faith any comments thereto from TakeOut7 . At all times following the date hereof, Giftify and its Affiliates shall comply with all applicable requirements under the Exchange Act.

5.5 Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause or result in any of the conditions set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.6 Tax Matters.

(a) Preparation of Tax Returns. TakeOut7 shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed by TakeOut7 for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (the “TakeOut7 Returns”). All such TakeOut7 Returns shall be prepared in a manner consistent with TakeOut7’s past practice, except as otherwise required by applicable Law. At least twenty (20) days prior to filing any TakeOut7 Return that is an income or other material Tax Return, TakeOut7 shall submit a copy of each such TakeOut7 Return to the Stockholder Representative for its review and comment and shall consider in good faith such revisions to such TakeOut7 Returns as are reasonably requested by the Stockholder Representative.

(b) Cooperation. Giftify, TakeOut7 and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to TakeOut7 or its operations and any pending or threatened audit, proceedings or assessments with respect thereto or to Taxes owed by TakeOut7. Such cooperation shall include Giftify’s retention and provision of records and information that are reasonably relevant to any such audit or other proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(c) Tax Treatment. The Parties intend to treat the Transactions as a reorganization under Section 368(a) of the Code, and to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties shall (and each of the Parties shall cause its Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Transactions to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties agree to file all Tax Returns consistent with, and shall not otherwise take any Tax position inconsistent with, such treatment unless otherwise required by a change of Law between the date of execution of this Agreement and the date when such Tax Returns are filed or as a result of a challenge to reorganization qualification by a Governmental Authority.

5.7 Further Assurances. From the date of this Agreement to and following the Closing, the Parties hereto shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and executing and delivering such additional documents, instruments, conveyances and assurances as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.8 Confidential Information. The Parties hereby agree that in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, they shall, and shall cause their Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement and any other agreements, instruments and certificates contemplated hereby, performing their obligations hereunder and thereunder, and enforcing their rights hereunder and thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party, any of the Confidential Information without the other Party’s prior written consent; and (ii) in the event that either Party or its Affiliates or Representatives, in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide the other Party with prompt written notice of such requirement (to the extent lawfully permitted to do so) so that such other Party or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 5.8, and (B) in the event that such protective Order or other remedy is not obtained, or the relevant Party waives compliance with this Section 5.8, furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by counsel. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Parties shall, and shall cause their Affiliates and Representatives to, promptly deliver to the other Party any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

5.9 Post-Closing TakeOut7 Board of Directors and Executive Officers. The Parties shall take all necessary action so that, effective as of immediately following the Closing, the Surviving Corporation’s board of directors will consist of Ketan Thakker as Chairman of the Board and its sole board member.

5.10 Stockholders Consent.

(a) TakeOut7 shall use its commercially reasonable efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the TakeOut7 Stockholders (the “Written Consent”). The materials submitted to the TakeOut7 Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, TakeOut7 shall deliver a copy of such Written Consent to Giftify.

(b) Promptly following receipt of the Written Consent, TakeOut7 shall prepare and mail a notice (the “Stockholder Notice”) to every TakeOut7 Stockholder that did not execute the Written Consent (to the extent applicable). The Stockholder Notice shall (i) be a statement to the effect that the board of directors of TakeOut7 unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the TakeOut7 Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (ii) provide the TakeOut7 Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of TakeOut7.

5.11 Director and Officer Indemnification and Insurance.

(a) Giftify and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by TakeOut7 now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of TakeOut7, as provided in the certificate of incorporation or bylaws of TakeOut7, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed on Schedule 5.11(a), shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.

(b) The Surviving Corporation shall, and Giftify shall cause the Surviving Corporation to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by TakeOut7 immediately prior to the Closing (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of TakeOut7 when compared to the insurance maintained by TakeOut7 as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of TakeOut7 when compared to the insurance maintained by TakeOut7 as of the date hereof, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Giftify and the Surviving Corporation under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.11 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.15, each of whom may enforce the provisions of this Section 5.11).

(d) In the event Giftify, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Giftify or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.11.

5.12 Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

5.13 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

5.14 Governmental Approvals and Consents.

(a) Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, of and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and any other agreements, instruments and certificates contemplated hereby, and the performance of its obligations pursuant hereto and thereto. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between TakeOut7 and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing Confidential Information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) TakeOut7 and Giftify shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Sections 3.3, 3.4, 4.4 and 4.5, as applicable; provided, however, that TakeOut7 shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

5.16 Rule 144 Requirements. For so long as Giftify is subject to the reporting requirements of the Exchange Act, Giftify will use its best efforts to timely file with the SEC such reports and information required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and as the SEC may require. Giftify shall furnish to any Person receiving Giftify Common Stock pursuant to the Transactions, upon request, a written statement as to its compliance with the reporting requirements of Rule 144 (or any successor exemptive rule), the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements).

5.17 Transfer Taxes. All registration stamp, recording, documentary, conveyancing and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Giftify. Giftify will make the filings, reports, or returns with respect to any applicable Transfer Taxes and, if required by Law, TakeOut7 will, and will cause its Affiliates to, join in the execution of any such filings reports or returns.

Article VI

SURVIVAL

6.1 Survival. The representations and warranties of each of the Parties contained in this Agreement shall not survive the Closing, and from and after the Closing, neither Party shall have any further obligations, nor shall any claim be asserted or action be brought against any other Party, in connection therewith. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing or by their express terms survive the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Requisite Company Vote. This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Consents. Giftify shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.3, and TakeOut7 shall have received all consents, authorizations, Orders and approvals from the Governmental Authorities referred to in Section 4.4, in each case, in form and substance reasonably satisfactory to Giftify and TakeOut7, and no such consent, authorization, orders and approval shall have been revoked.

7.2 Conditions to Obligations of TakeOut7. The obligations of TakeOut7 to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by TakeOut7), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Giftify and Merger Sub set forth in Article III of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall be accurate as of such particular date), except where any failures to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Giftify or Merger Sub.

(b) Agreements and Covenants. Each of Giftify and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants required by this Agreement and each of the other agreements, instruments and certificates contemplated hereby to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Giftify or Merger Sub since the date of this Agreement, which Material Adverse Effect is continuing and uncured.

(d) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate against Giftify, Merger Sub or TakeOut7 which would be reasonably likely to enjoin or otherwise materially restrict the consummation of the Closing.

(e) Securities Laws. Giftify shall be current with all of its filing requirements under and pursuant to, and compliant with, the Exchange Act, and shall have complied and shall be in compliance with all applicable state securities Laws and “blue sky” requirements related to the transactions contemplated by this Agreement.

(f) Closing Deliveries. Giftify shall have delivered each of the following closing deliverables:

(i) Officer’s Certificate. Each of Giftify and Merger Sub shall have delivered to TakeOut7 a certificate, dated as of the Closing Date, signed by an officer of Giftify or Merger Sub, as applicable, in such capacity only, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b) and further certifying as to, and attaching, (A) copies of Giftify’s Organizational Documents as in effect as of the Closing Date, and (B) all necessary resolutions of Giftify and Merger Sub (including, without limitation, resolutions adopted by the boards of directors of Giftify and Merger Sub) to authorize the execution, delivery and performance of this Agreement and each of the other agreements, instruments and certificates contemplated hereby, and the consummation of the transactions contemplated hereby and thereby.

(ii) Secretary’s Certificate. Each of Giftify and Merger Sub shall have delivered to TakeOut7 a certificate executed by its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of such Party’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), and (B) the incumbency of officers of such Party authorized to execute this Agreement and each of the other agreements, instruments and certificates contemplated hereby to which such Party is a party.

(iii) Good Standing. Giftify shall have delivered to TakeOut7 a good standing certificate (or similar documents applicable for such jurisdictions) for each of Giftify and Merger Sub, certified as of a date no later than ten (10) days prior to the Closing Date from the proper Governmental Authority of each Party’s jurisdiction of organization and from each other jurisdiction in which Giftify or Merger Sub, as applicable, is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Payment of Purchase Price. Giftify shall issue to the holders of TakeOut7 Common Stock, pursuant to and in the manner described in Section 1.7.1, that portion of the Closing Merger Consideration (in the form of Giftify Common Stock) as set forth in the Proceeds Allocation Document in exchange for TakeOut7 Common Stock.

(v) Other Agreements. Such other documents or instruments as TakeOut7 reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of Giftify and Merger Sub. The obligations of Giftify and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Giftify), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of TakeOut7 set forth in Article IV of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall be accurate as of such particular date), except where any failures to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on TakeOut7.

(b) Agreements and Covenants. TakeOut7 shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants required by this Agreement and each of the other agreements, instruments and certificates contemplated hereby to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to TakeOut7 since the date of this Agreement, which Material Adverse Effect is continuing and uncured.

(d) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate against Giftify, Merger Sub or TakeOut7 which would be reasonably likely to enjoin or otherwise materially restrict the consummation of the Closing.

(e) Closing Deliveries. TakeOut7 shall have delivered each of the following closing deliverables:

(i) Officer’s Certificate. Giftify shall have received a certificate from TakeOut7, dated as of the Closing Date, signed by an officer of TakeOut7 in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(ii) Secretary’s Certificate. TakeOut7 shall have delivered to Giftify a certificate executed by TakeOut7’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of TakeOut7’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), and (B) the incumbency of officers of TakeOut7 authorized to execute this Agreement and each of the other agreements, instruments and certificates contemplated hereby to which TakeOut7 is a party.

(iii) Resignations. TakeOut7 shall have obtained and delivered to Giftify at or prior to the Closing the resignation of its directors except as set forth on Schedule 7.3(e)(iii).

(iv) Closing Transaction Expenses Certificate. A certificate executed by an officer of TakeOut7, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (the “Closing Transaction Expenses Certificate”).

(vi) Other Agreements. Such other documents or instruments as Giftify reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the acts or omissions of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Giftify and TakeOut7;

(b) by Giftify by written notice to TakeOut7 if:

(i) neither Giftify nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by TakeOut7 pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by TakeOut7 by July 7, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to Giftify if the breach or violation by Giftify or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Giftify to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by TakeOut7 by written notice to Giftify if:

(i) TakeOut7 is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Giftify or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Giftify or Merger Sub by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to TakeOut7 if the breach or violation by TakeOut7 or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of TakeOut7 to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

8.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 8.1, (i) this Agreement shall forthwith become void, and (ii) there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except that the obligations set forth in this Article VIII, Section 5.8, and Article IX shall survive termination.

8.3 Fees and Expenses. Except as provided otherwise in this Agreement, including in Section 8.2 above, all Expenses incurred in connection with this Agreement, the other agreements, instruments and certificates contemplated hereby, and the transactions contemplated hereby and thereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the other agreements, instruments and certificates contemplated hereby, and all other matters related to the consummation of the transactions contemplated hereby and thereby.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Giftify or Merger Sub, to:

Giftify, Inc.

1100 Woodfield Road

Suite 510

Schaumberg, IL 60173

Attn: Ketan Thakker, President and CEO

Telephone No.: (773) 272-5000

Email: kthakker@restaurant.com

with a copy (which will not constitute notice) to:

CM Law PLLC

1701 Pennsylvania Avenue, N.W.

Suite 200

Washington, D.C. 20006

Attn: Ernest M. Stern, Esq.

Email: estern@cm.law

Telephone No: (301) 910-2030

If to TakeOut7 , to:

TakeOut7 Inc.

750 Main Street

Suite 325

Hartford, CT 06103

Attn: Anurag Ahuja, President

Email: @platr.ai

with a copy (which will not constitute notice) to:

Reinke Law, PLLC

9 Powerstation Road, #396

Charlton City, MA 01508

Attn: Scott Reinke

Telephone No.: 941-343-8442

Email: scott@reinke-law.com

If to the Stockholder Representative, to:	Anurag Ahuja c/o TakeOut7 Inc. 750 Main Street Suite 325 Hartford, CT 06103 Attn: Anurag Ahuja, President Email: anurag@platr.ai

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned whether by operation of Law or otherwise without the prior written consent of Giftify and TakeOut7 (and after the Closing, Giftify and the Stockholder Representative), and any assignment without such consent shall be null and void; provided that no such permitted assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except as provided in Section 5.11 and subject to the proviso below, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party; provided, however, that all Persons receiving Giftify Common Stock in connection with the Transactions shall be express third-party beneficiaries under this Agreement.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Giftify and TakeOut7.

9.9 Waiver. Giftify on behalf of itself and its Affiliates, or TakeOut7 on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding among the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.12 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby, each TakeOut7 Stockholder shall have irrevocably authorized and appointed the Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the other agreements, instruments and certificates contemplated hereby;

(iii) make all elections or decisions contemplated by this Agreement and any other agreement, instrument or certificate contemplated hereby;

(iv) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(v) take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

Giftify shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any TakeOut7 Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any TakeOut7 Stockholder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the TakeOut7 Stockholders. Any decision or action by the Stockholder Representative hereunder shall constitute a decision or action of all TakeOut7 Stockholders and shall be final, binding and conclusive upon each such Person. No TakeOut7 Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 9.12, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any of the TakeOut7 Stockholders, or by operation of Law, whether by death or other event.

(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the TakeOut7 Stockholders according to each TakeOut7 Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Giftify, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Giftify; provided that until such notice is received, Giftify, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 9.12(a) above.

(c) The Stockholder Representative shall not be liable to the TakeOut7 Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The TakeOut7 Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the TakeOut7 Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the TakeOut7 Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).

9.13 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.14 Disclosure Schedules. All section headings in the Giftify Disclosure Schedules and the TakeOut7 Disclosure Schedules (collectively, the “Disclosure Schedules”) correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement to the extent it is reasonably apparent on the face of such disclosure that it also relates to such other section(s). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the disclosing Party that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

9.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.16 Privileged Information; Conflicts. Giftify, for itself, Merger Sub, TakeOut7 and each of their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney client privileged communications concerning the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby between the Company Stockholders, the Company and their respective counsel, including CM Law PLLC and Reinke Law PLLC, shall continue after the Closing to maintain status as attorney client privileged communications. In the event of any actual or potential dispute, including any litigation, arbitration or other adversarial proceeding between Giftify and/or Merger Sub on the one hand, and TakeOut7’s stockholders and/or the Stockholder Representative, on the other hand, neither Giftify, Merger Sub nor any Person purporting to act on behalf of or through Giftify or Merger Sub may claim that such attorney client communications are discoverable or subject to any waiver of the privilege as a consequence of Giftify’s acquisition of TakeOut7. The Company Stockholders or the Stockholder Representative may, however, choose to waive the privilege in their sole discretion.

9.17 Limitation of Liability. Notwithstanding any provision of this Agreement to the Contrary, the aggregate liability of TakeOut7 for any and all claims arising from any misrepresentation or breach of warranties under this Agreement shall not exceed the Closing Merger Consideration and each TakeOut7 Stockholder’s aggregate liability shall not exceed the Pro Rata Share of the Closing Merger Consideration delivered to such TakeOut7 Stockholder.

ARTICLE X

DEFINITIONS

10.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“10% Owner” has the meaning ascribed to such term in the definition of “Control”.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Audited Giftify Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Certificate” has the meaning ascribed to such term in Section 1.8.1 hereof.

“Certificate of Merger” has the meaning ascribed to such term in Section 1.2 hereof.

“Closing” has the meaning ascribed to such term in Section 2.1 hereof.

“Closing Date” has the meaning ascribed to such term in Section 2.1 hereof.

“Closing Indebtedness Certificate” has the meaning ascribed to such term in Section 7.3(e)(iv) hereof.

“Closing Merger Consideration” means the Purchase Price, minus (i) the outstanding indebtedness for borrowed money of TakeOut7 as of the open of business on the Closing Date and (ii) the amount of unpaid Transaction Expenses of TakeOut7 as of the open of business on the Closing Date, represented in the form of Giftify Common Stock.

“Closing Transaction Expenses Certificate” has the meaning ascribed to such term in Section 7.3(e)(v) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company” has the meaning set forth in the Preamble hereto.

“Company Board” has the meaning set forth in the Recitals hereto.

“Company Board Recommendation” has the meaning ascribed to such term in Section 4.2 hereof.

“Confidential Information” means all non-public, confidential or proprietary information of the disclosing Person, in oral, visual, written, electronic, or other tangible or intangible form, whether or no marked or designated as “confidential,” and all notes, analyses, summaries, and other materials prepared by the receiving Person or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing; provided, however, that the Confidential Information shall not include any information which, (i) at the time of disclosure by a Person or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) prior to the time of the disclosure by a Person or its Representatives, was in the receiving Person’s or its Representatives’ possession, as established by documentary evidence, without violation of Law or any confidentiality obligation by the Person receiving such Confidential Information, (iii) is obtained by the receiving Person or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information, or (iv) was or is independently developed by the receiving Person or its Representatives without using any Confidential Information.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Controlled Person” has the meaning ascribed to such term in the definition of “Control”.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” has the meaning ascribed to such term in Section 9.14 hereof.

“Effective Time” has the meaning ascribed to such term in Section 1.2 hereof.

“Employment Agreement” and “Employment Agreements” have the meanings ascribed to such terms in Section 7.2(g)(v) hereof.

“Enforceability Exceptions” has the meaning ascribed to such term in Section 3.2 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning ascribed to such term in Section 8.3 hereof.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Giftify” has the meaning set forth in the Preamble hereto.

“Giftify Common Stock” means the shares of common stock, par value $0.001 per share, of Giftify.

“Giftify Disclosure Schedules” has the meaning ascribed to such term in Article III hereof.

“Giftify Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“Giftify Material Contract” has the meaning ascribed to such term in Section 3.13 hereof.

“Giftify Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of Giftify.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insurance Policies” has the meaning ascribed to such term in Section 4.13 hereof.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: patents and patent applications; trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; copyrights and all registrations and applications for registration thereof; trade secrets and know-how; internet domain name registrations, internet assets, software and other intellectual property; and all licenses, sublicenses, related proprietary rights and other agreements or permissions related to the preceding property.

“Interim Giftify Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“Knowledge” means the actual knowledge of, (a) with respect to TakeOut7 , Anurag Ahuja and (b) with respect to Giftify, Ketan Thakker, in each case, after reasonable due inquiry of direct reports.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Filings” means those certain public filings by Giftify’s two predecessor companies (specifically, uBid Holdings, Inc., a Delaware corporation, and Incumaker, Inc., a Delaware corporation) made prior to November 5, 2018, with OTC Markets.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, encumbrance, easement, encroachment, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any similar encumbrance, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Majority Holders” has the meaning ascribed to such term in Section 9.12(b) hereof.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or financial condition of such Person, or (b) the ability of such Person consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any fact, event, occurrence, change or effect, directly or indirectly attributable to, resulting from, relating to or arising out of the following: (i) general changes in the financial or securities markets or general economic or political conditions or events, including exchange rates, prevailing interest rates, and other commodity prices (including data);; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), pandemic or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party to this Agreement; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with such Person; or (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv) or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate adverse effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Preamble hereto.

“Option” means any option to purchase TakeOut7 Common Stock granted under any stock option plan of TakeOut7 and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, limited liability company agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” has the meaning ascribed to such term in Section 8.1(b)(i) hereof.

“Party” and “Parties” have the meanings set forth in the Preamble hereto.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) Liens arising under this Agreement, (vi) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (vii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (viii) other than with respect to owned real property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, or (ix) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Pro Rata Share” means with respect to each TakeOut7 Preferred Stockholder, a fraction expressed by a percentage equal to (i) the portion of the Closing Merger Consideration payable by Giftify to such TakeOut7 Preferred Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Closing Merger Consideration payable by Giftify to all TakeOut7 Preferred Stockholders in accordance with the terms of this Agreement and TakeOut7’s Second Amended and Restated Certificate of Incorporation.

“Proceeds Allocation Document” has the meaning ascribed to such term in Section 7.3(e)(vii) hereof.

“Public Giftify Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“Purchase Price” means 350,000 restricted shares of Giftify Common Stock.

“Reports” has the meaning ascribed to such term in Section 3.7(a) hereof.

“Representative Losses” has the meaning ascribed to such term in Section 9.12(c) hereof.

“Representatives” means, as to any Person, such Person’s managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“Requisite Company Vote” has the meaning ascribed to such term in Section 4.2 hereof.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning ascribed to such term in Section 1.7.1 hereof.

“Specified Courts” has the meaning ascribed to such term in Section 9.4 hereof.

“Stockholder Notice” has the meaning ascribed to such term in Section 5.14(b) hereof.

“Stockholder Representative” has the meaning set forth in the Preamble hereto.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subordinated Lender” means InComm Exchange, LLC, a Florida limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning ascribed to such term in Section 1.1 hereof.

“TakeOut7 “ has the meaning set forth in the Preamble hereto.

“TakeOut7 Unaudited Financials” has the meaning ascribed to such term in Section 4.6 hereof.

“TakeOut7 Common Stock” means the common stock, $[0.0001] par value per share, of TakeOut7.

“TakeOut7 Common Stockholders” means, collectively, the holders of TakeOut7 Common Stock issued and outstanding as of immediately prior to the Closing on the Closing Date.

“TakeOut7 Disclosure Schedules” has the meaning ascribed to such term in Article IV hereof.

“TakeOut7 Financials” has the meaning ascribed to such term in Section 4.6 hereof.

“TakeOut7 Material Contract” has the meaning ascribed to such term in Section 4.10 hereof.

“TakeOut7 Preferred Stock” means any class of preferred stock of TakeOut7; provided, however, that no TakeOut7 Preferred Stock shall be outstanding at the Effective Time.

“TakeOut7 Returns” has the meaning ascribed to such term in Section 5.6(a) hereof.

“TakeOut7 Securities” means, collectively, the TakeOut7 Stock.

“TakeOut7 Stock” means any shares of the TakeOut7 Common Stock and the TakeOut7 Preferred Stock collectively.

“TakeOut7 Stockholders” means, collectively, the holders of TakeOut7 Stock issued and outstanding as of immediately prior to the Closing on the Closing Date.

“TakeOut7 Unaudited Financials” has the meaning ascribed to such term in Section 4.6 hereof.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Transaction Expenses” means without duplication, and only to the extent not paid prior to the Closing, the aggregate amount of all out-of-pocket fees, costs, and expenses of legal counsel, investment bankers, accountants, auditors, consultants or other experts in connection with the transactions contemplated hereby (including all broker’s and finder’s fees) incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the other documents, instruments and agreements contemplated hereby, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“Transactions” means the transactions contemplated by this Agreement (including, without limitation, the Merger).

“Transfer Taxes” has the meaning ascribed to such term in Section 5.17 hereof.

“Written Consent” has the meaning ascribed to such term in Section 5.14(a) hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

Giftify:

Giftify, INC.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	President and CEO

MERGER SUB:

TAKEOUT7 ACQUISITION CORP.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	President

TAKEOUT7 :

TAKEOUT7 INC.

By:	/s/ Anurag Ahuja
Name:	Anurag Ahuja
Title:	President

STOCKHOLDER REPRESENTATIVE:

Anurag Ahuja, solely in his capacity as the Stockholder Representative

By:	/s/ Anurag Ahuja
Name:	Anurag Ahuja
Title:	Stockholder Representative

Exhibit A

CERTIFICATE OF INCORPORATION OF MERGER SUB

See attached.

Exhibit B

BYLAWS OF MERGER SUB

See attached.

Exhibit C

See attached.

Exhibit D

See attached.